Exhibit 5.06

Entergy Services, LLC

639 Loyola Avenue (70113)

P.O. Box 61000

New Orleans, LA 70161

Tel: 504-576-6755

Fax: 504-576-4150

e-mail: dbalash@entergy.com

Dawn A. Balash

Assistant General Counsel

Corporate and Securities

March 8, 2024

Entergy Louisiana, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Ladies and Gentlemen:

I have acted as counsel for Entergy Louisiana, LLC (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-266624-04) (the “Registration Statement”), relating to $500,000,000 aggregate principal amount of its Collateral Trust Mortgage Bonds, 5.35% Series due March 15, 2034 (the “2034 Bonds”) and $700,000,000 aggregate principal amount of its Collateral Trust Mortgage Bonds, 5.70% Series due March 15, 2054 (together with the 2034 Bonds, the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of November 1, 2015, with The Bank of New York Mellon, as trustee (the “Trustee”) (the Mortgage, as amended and supplemented, including by the supplemental indenture and officer’s certificate establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In my capacity as such counsel, I have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, I have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. I have also examined or have caused to be examined such other documents and have satisfied myself as to such other matters as I have deemed necessary in order to render this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies. I have not examined the Bonds, except a specimen thereof, and I have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Entergy Louisiana, LLC

March 8, 2024

Subject to the foregoing and the further exceptions and qualifications set forth below, I am of the opinion that the Bonds are binding obligations of the Company.

This opinion is limited to the laws of the State of Louisiana, except as set forth in the following two sentences. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, I have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.05 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, I have relied upon the opinion of Husch Blackwell LLP, which is being filed as Exhibit 5.07 to the Registration Statement. As to all matters of the laws of the State of Louisiana, Morgan, Lewis & Bockius LLP and Husch Blackwell LLP are authorized to rely on this opinion as if it were addressed to each of them.

I hereby consent to the filing of this opinion as Exhibit 5.06 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. I also consent to the reference to me in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Dawn A. Balash